Exhibit 99.1

Brookdale Announces Third Quarter 2019 Results

Nashville, Tenn., November 4, 2019 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended September 30, 2019.

THIRD QUARTER 2019 HIGHLIGHTS

•
Same community weighted average occupancy improved 70 basis points on a sequential basis, more than double the industry's increase. Both same community Independent Living and Assisted Living and Memory Care exceeded the industry's occupancy increase on a sequential basis.

•	Revenue per available unit (RevPAR) and revenue per occupied unit (RevPOR) increased year-over-year 1.8% and 2.8%, respectively, on a same community basis.

•	Positive year-over-year same community move-in growth continued for a second consecutive quarter.

•	Refinanced the majority of the first half 2020 debt maturities, reducing annual interest expense by approximately $2.5 million.

•
On October 1st, entered into mutually-beneficial agreements with HCP, Inc. (now known as Healthpeak Properties, Inc.) ("HCP") which will unlock the value of the Company's unconsolidated CCRC Venture, increase the size of the Company's owned real estate portfolio, and reduce complexity of operations.

Lucinda (“Cindy”) Baier, Brookdale’s President and CEO, said, “Our efforts are geared toward accelerating operational improvement to deliver strong long-term financial performance. Within this strategy, the first priority was to drive topline growth, and I’m extremely pleased that the investments we made drove great sequential occupancy growth and translated into strong senior housing revenue. Today we are also outlining the building blocks of our five-year strategic plan that ultimately sets Brookdale up for industry-leading long-term growth.”

SUMMARY OF THIRD QUARTER RESULTS

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of same community operating results and metrics of the Company's consolidated senior housing portfolio. (1)

($ in millions, except RevPAR and RevPOR)			Year-Over-Year Increase / (Decrease)				Sequential Increase / (Decrease)
	3Q 2019	3Q 2018	Amount		Percent	2Q 2019	Amount		Percent
Resident fees	$629.2	$618.1	$11.1		1.8%	$627.7	$1.5		0.2%
Facility operating expense	$450.2	$420.8	$29.4		7.0%	$430.8	$19.4		4.5%
RevPAR	$4,129	$4,056	$73		1.8%	$4,120	$9		0.2%
Weighted average occupancy	84.5%	85.3%	(80	) bps	n/a	83.8%	70	bps	n/a
RevPOR	$4,886	$4,755	$131		2.8%	$4,917	$(31)		(0.6)%

Consolidated

The table below presents a summary of operating results.

			Increase / (Decrease)		Change Attributable To:
($ in millions)	3Q 2019	3Q 2018	Amount	Percent	Transactions	New Lease Standard
Resident fee and management fee revenue	$814.8	$858.7	$(43.9)	(5.1)%	$(69.0)	$8.0
Facility operating expense	615.7	607.1	8.6	1.4%	(47.5)	14.0
Net income (loss)	(78.5)	(37.1)	41.4	NM	See note (2)	$(6.0)	(2)
Adjusted EBITDA (3)	80.4	128.1	(47.7)	(37.2)%	(18.1)	(6.0)

(1)
The same community portfolio includes 644 communities utilizing the Company's methodology for determining same store communities which generally excludes assets held for sale, communities acquired or disposed since the beginning of the prior year, and certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects. Operating results and data presented on a same community basis reflect results and data of the same store communities and, for the 2019 periods, exclude the additional resident fee revenue and facility operating expense recognized as a result of application of the new lease accounting standard under ASC 842 of approximately $4.8 million and $10.8 million, respectively, for the second quarter and approximately $7.3 million and $12.8 million, respectively, for the third quarter.

(2)
The change in net income (loss) attributable to transactions is not presented as certain impacts are not available without unreasonable effort. The change attributable to the new lease standard represents the impact of the timing of the revenue and cost recognition associated with residency agreements related to the adoption of the new lease standard.

(3)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See “Reconciliations of Non-GAAP Financial Measures” for the Company’s definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company’s non-GAAP financial measures. During the first quarter of 2019, the Company modified its definition of Adjusted EBITDA to exclude transaction and organizational restructuring costs. Amounts for all periods herein reflect application of the modified definition.

Summary of Third Quarter Results - Consolidated

•	Transactions and lease standard impact:

•	Since July 1, 2018, the Company completed dispositions, through sales and lease terminations, of 77 communities (6,596 units).

•
The Company transitioned management arrangements on 117 net communities since July 1, 2018, generally for interim management arrangements on formerly leased or owned communities and management arrangements on certain former unconsolidated ventures in which it sold its interest.

•
The Company adopted the new lease accounting standard (ASC 842) effective January 1, 2019. Adoption of the new lease standard and its application to residency agreements and costs related thereto resulted in the recognition of additional non-cash resident fees and facility operating expense for the third quarter of 2019, for a non-cash net impact of negative $6.0 million to net income (loss) and Adjusted EBITDA. For the full year 2019, the Company expects the non-cash net impact of such adoption and its application to residency agreements and costs related thereto to be approximately negative $27 million to net income (loss) and Adjusted EBITDA.

•
To aid in comparability between periods, presentations in this press release of the Company’s results on a same community basis and RevPAR and RevPOR exclude the impact of the adoption of the new lease accounting standard and its application to the Company's residency agreements and costs related thereto.

•	Resident fee and management fee revenue:

•
Excluding the impact of transactions and the new lease accounting standard, resident fee and management fee revenue increased 2.2% over the prior year quarter primarily due to a 2.8% increase in same community RevPOR, partially offset by an 80 basis point decrease in same community weighted average occupancy.

•	Third quarter 2019 consolidated RevPAR increased $136, or 3.4%, to $4,109 compared to the third quarter of the prior year as a result of an increase in consolidated RevPOR of $162, or 3.4%, to $4,880.

•	Facility operating expense:

•	Excluding the impact of transactions and the new lease accounting standard, facility operating expense increased $42.1 million, or 7.5%, primarily due to an increase in:

◦	Community labor expense attributable to wage rate increases and an increase in employee benefits expense.

◦	Other facility operating expense attributable to investments in marketing and advertising, higher insurance premiums, and higher property remediation costs.

•	Net income (loss):

•
The increase in net loss was primarily attributable to the revenue and facility operating expense factors noted above, a $9.3 million decrease in net gain on sale of assets, and a $16.0 million decrease in benefit for income taxes.

•
General and administrative expense of $56.4 million for the third quarter of 2019 represents a $2.4 million, or 4.1%, decrease from the prior year quarter, primarily due to $3.0 million lower general and administrative expense excluding transaction and organizational restructuring costs and non-cash stock-based compensation expense, offset by a $0.7 million increase in transaction and organizational restructuring costs incurred in the current quarter.

•
Adjusted EBITDA: The decrease was primarily attributable to the impact of transactions completed since the beginning of the prior year period, higher labor expense, and application of the new lease standard effective January 1, 2019.

Same Community Senior Housing (IL, AL/MC, and CCRCs)

•	Resident fees:

•
The year-over-year increase was primarily attributable to the increase in RevPAR, comprised of the increase in RevPOR partially offset by the 80 basis point decrease in same community weighted average occupancy. The increase in RevPOR was primarily the result of in-place rent increases compared to the prior year quarter.

•
Weighted average occupancy improved 70 basis points on a sequential basis, more than double the industry's increase. Both Independent Living and Assisted Living and Memory Care exceeded the industry's occupancy increase on a sequential basis.

•	Facility operating expense:

•	The year-over-year increase was primarily due to a 6.8% increase in labor expense arising from wage rate increases and an increase in employee benefits expense.

•	Other operating expense increased 7.4% year-over-year mainly due to investments in marketing and advertising, higher insurance premiums, and higher property remediation costs.

Health Care Services

			Increase / (Decrease)
($ in millions)	3Q 2019	3Q 2018	Amount	Percent
Resident fee revenue
Home health	$80.6	$81.7	$(1.1)	(1.3)%
Hospice	25.3	20.6	4.7	22.8%
Outpatient therapy	5.9	6.0	(0.1)	(1.7)%
Facility operating expense	107.0	98.8	8.2	8.3%

•	Resident fee revenue:

•
Health Care Services revenue improved due to an increase in volume for hospice services and a higher home health average daily census, partially offset by sales force turnover and customer relations issues related to the centralized intake initiative.

•	Facility operating expense:

•
The increase in facility operating expense was primarily attributable to an increase in labor costs arising from wage rate increases, the expansion of the Company's hospice services, and an increase in employee benefits expense.

Management Services

			Increase / (Decrease)
($ in millions)	3Q 2019	3Q 2018	Amount	Percent
Management fees	$13.6	$18.5	$(4.9)	(26.5)%

•
Management fees: The decrease in management fees was primarily attributable to the transition of management arrangements on 117 net communities since July 1, 2018, generally for interim management arrangements on formerly leased or owned communities and management arrangements on certain former unconsolidated ventures in which the Company sold its interest.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities and Adjusted Free Cash Flow.

			Increase / (Decrease)
($ in millions)	3Q 2019	3Q 2018	Amount	Percent
Net cash provided by (used in) operating activities	$69.2	$71.9	$(2.7)	(3.8)%
Adjusted Free Cash Flow (4)	(13.6)	9.7	(23.3)	NM

(4) Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See “Reconciliations of Non-GAAP Financial Measures” for the Company’s definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company’s non-GAAP financial measures. During the first quarter of 2019, the Company modified its definition of Adjusted Free Cash Flow to no longer adjust net cash provided by (used in) operating activities for changes in working capital items other than changes in prepaid insurance premiums financed with notes payable and lease liability for lease termination and modification. Amounts for all periods herein reflect application of the modified definition.

•	Net cash provided by (used in) operating activities:

•
The decrease in net cash provided by operating activities was primarily attributable to the impact of disposition activity, through sales and lease terminations, since the beginning of the prior year period and an increase in same community facility operating expense.

•	This change was partially offset by $46.6 million of cash paid to terminate community operating leases during the prior year period.

•	Adjusted Free Cash Flow:

•	The decrease in Adjusted Free Cash Flow compared to the prior year third quarter was attributable to the Adjusted EBITDA factors noted above, as well as:

◦	A $17.8 million year-over-year increase in non-development capital expenditures, net. Third quarter 2019 non-development capital expenditures, net were $59.1 million.

◦
The change was offset by a $27.9 million increase in cash provided by operating activities for changes in operating assets and liabilities, including the impact of a decrease in the amount of resident fees collected in advance during the prior year period.

•	Total Liquidity:

•
Total liquidity for the Company was $455.4 million as of September 30, 2019, a decrease from total liquidity of $478.3 million as of June 30, 2019. The $22.9 million decrease was primarily attributable to the negative $13.6 million of Adjusted Free Cash Flow and $8.1 million of development capital expenditures.

•
Total liquidity as of September 30, 2019 included $241.4 million of unrestricted cash and cash equivalents, $49.8 million of marketable securities, and $164.2 million of availability on the Company's secured credit facility.

SUMMARY OF THIRD QUARTER RESULTS OF UNCONSOLIDATED VENTURES

The Company's proportionate share of Adjusted EBITDA of unconsolidated ventures declined 13.1% versus the third quarter of the prior year primarily as a result of the Company's sale of its interest in two unconsolidated ventures since the beginning of the prior year period. The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures increased 28.6% versus the prior year quarter primarily as a result of an increase in cash proceeds from entrance fee sales for the unconsolidated entry fee CCRC Venture ("CCRC Venture").

TRANSACTION UPDATE

The closings of the various pending and expected transactions described below are, or will be, subject to the satisfaction of various closing conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

•
Assets Held for Sale: As of September 30, 2019, six communities were classified as held for sale, resulting in $60.4 million being recorded as assets held for sale and $30.8 million of mortgage debt being included in the current portion of long-term debt within the condensed consolidated balance sheet with respect to such communities. This debt is expected to be repaid with the proceeds from the sales.

•
Management Transitions: The Company transitioned management on 15 communities to new operators during the third quarter of 2019, most of which were managed under management arrangements on certain former unconsolidated ventures in which the Company sold its interest. Management fees for the third quarter of 2019 include approximately $8.5 million of management fees attributable to communities for which the Company’s management agreements were terminated during such period or are expected to terminate in the next approximately 12 months, including management agreements on communities owned by the CCRC Venture, interim management arrangements on formerly leased communities, and management arrangements on certain former unconsolidated ventures in which the Company sold its interest.

•
CCRC Venture and HCP Master Lease Transactions: On October 1st, the Company announced it has entered into definitive agreements with HCP pursuant to which the Company will exit its CCRC Venture through sale of its equity interest and sale of certain unconsolidated entry fee CCRCs, terminate the unconsolidated entry fee CCRC management agreements, acquire 18 communities currently leased from HCP, and amend and restate the master lease for the continuing 24 communities leased from HCP.  The Company expects the closings of the sale of its equity interest, acquisition of communities, and amendment and restatement of the master lease to occur in the first quarter of 2020.  After acquisition of the 18 communities, the net cash proceeds from the transactions are expected to be approximately $208 million. The Company is evaluating using a portion of net proceeds for opportunistic share repurchases and elective debt pay downs. Upon completion of the dispositions, the Company will have eliminated substantially all of its unconsolidated venture interests.

•
Leased Community Acquisitions: The Company provided notice of its intent to exercise the purchase option with respect to eight leased communities (336 units) and expects the purchase to close in the first quarter of 2020.

•
Refinancing Activity: On August 29, 2019, the Company obtained $160.3 million of debt secured by the non-recourse first mortgages on five communities. Seventy-five percent of the principal amount bears interest at a fixed rate of 3.35%, and the remaining twenty-five percent of the principal amount bears interest at a variable rate equal to the 30-day LIBOR plus a margin of 217 basis points. The debt matures in September 2029. The $160.3 million of proceeds from the financing were utilized to repay $139.2 million of outstanding mortgage debt maturing in 2020 and 2023.

2019 OUTLOOK

Based on results year-to-date, the Company reiterates its full year 2019 guidance:

($ in millions)	Full Year 2019 Guidance
Adjusted EBITDA	$400 - $425
Adjusted Free Cash Flow	($100) - ($80)
Non-development capital expenditures	Approx. $250
The Company's proportionate share of Adjusted EBITDA of unconsolidated ventures	$30 - $40
The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$10 - $20

Key Guidance Assumptions:

•
Includes the impact of transactions closed prior to the date hereof and the expected impact of the Company’s plans to dispose of communities, including communities classified as assets held for sale as of September 30, 2019 and several other communities being marketed, and expected lease and management terminations.

•	Except for the foregoing transactions, the Company’s guidance excludes the impact of any future acquisition, disposition, financing or other transaction activity.

•
Adjusted EBITDA guidance includes the estimated non-recurring, non-cash net impact of approximately negative $27 million resulting from the Company’s adoption of the new lease accounting standard effective January 1, 2019. The lease accounting change has no impact on the Adjusted Free Cash Flow guidance.

Reconciliations of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA, Adjusted Free Cash Flow and the Company's proportionate share of Adjusted EBITDA and Adjusted Free Cash Flow of unconsolidated ventures from the Company's net income (loss), the Company's net cash provided by (used in) operating activities, and the unconsolidated ventures' net income (loss) and net cash provided by (used in) operating activities, as applicable. Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdale.com/investor supplemental information relating to the Company's third quarter 2019 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to review the financial results of its third quarter ended September 30, 2019 on November 5, 2019 at 9:00 AM ET. The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing "Brookdale".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com/investor. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on November 19, 2019 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "4141507".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built, and operated to provide the highest-quality service, care, and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care, and continuing care retirement communities, with 794 communities in 45 states and the ability to serve approximately 75,000 residents as of September 30, 2019. The Company also offers a range of home health, hospice, and outpatient therapy services to over 20,000 patients as of that date. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

DEFINITIONS OF RevPAR AND RevPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the new lease accounting standard under ASC 842), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the new lease accounting standard under ASC 842), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements regarding the Company’s guidance and any other statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees and entrance fees, including downturns in the economy, national or local housing markets, consumer confidence or the equity markets and unemployment among family members; changes in reimbursement rates, methods or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of continued new senior housing construction and development, oversupply and increased competition; disruptions in the financial markets that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, interest rates and tax rates; the Company’s ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company’s indebtedness and long-term leases on its liquidity; the effect of the Company’s non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's borrowing base calculations and the Company's consolidated fixed charge coverage ratio on availability under its revolving credit facility; increased competition for or a shortage of personnel, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company’s information systems or to prevent a cybersecurity attack or breach; the Company’s ability to complete pending or expected disposition, acquisition or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; risks associated with the lifecare benefits offered to residents of certain of the Company’s entrance fee CCRCs; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes and acts of nature in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company’s results; actions of activist stockholders, including a proxy contest; market conditions and capital allocation decisions that may influence the Company’s determination from time to time whether to purchase any shares under its existing share repurchase program and the Company’s ability to fund any repurchases; the Company’s ability to maintain consistent quality control; a decrease in the overall demand for senior housing; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including those contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2019	2018	2019	2018
Revenue
Resident fees	$801,237	$840,179	$2,412,579	$2,642,414
Management fees	13,564	18,528	44,756	54,280
Reimbursed costs incurred on behalf of managed communities	194,148	261,355	613,115	765,802
Total revenue	1,008,949	1,120,062	3,070,450	3,462,496

Expense
Facility operating expense (excluding facility depreciation and amortization of $86,213, $101,527, $261,110, and $310,011, respectively)	615,717	607,076	1,792,057	1,866,477
General and administrative expense (including non-cash stock-based compensation expense of $5,929, $6,035, $18,315, and $20,710, respectively)	56,409	58,796	170,296	203,138
Facility operating lease expense	67,253	70,392	203,610	232,752
Depreciation and amortization	93,550	110,980	284,462	341,351
Goodwill and asset impairment	2,094	5,500	6,254	451,966
Loss (gain) on facility lease termination and modification, net	—	2,337	2,006	148,804
Costs incurred on behalf of managed communities	194,148	261,355	613,115	765,802
Total operating expense	1,029,171	1,116,436	3,071,800	4,010,290
Income (loss) from operations	(20,222)	3,626	(1,350)	(547,794)

Interest income	2,162	1,654	8,059	7,578
Interest expense:
Debt	(44,344)	(46,891)	(135,180)	(141,585)
Financing lease obligations	(16,567)	(20,896)	(49,959)	(66,216)
Amortization of deferred financing costs and debt discount	(1,130)	(829)	(2,920)	(7,113)
Change in fair value of derivatives	(37)	(10)	(212)	(153)
Debt modification and extinguishment costs	(2,455)	(33)	(5,194)	(77)
Equity in earnings (loss) of unconsolidated ventures	(2,057)	(1,340)	(3,574)	(6,907)
Gain (loss) on sale of assets, net	579	9,833	2,723	76,586
Other non-operating income (loss)	3,763	(17)	9,950	8,074
Income (loss) before income taxes	(80,308)	(54,903)	(177,657)	(677,607)
Benefit (provision) for income taxes	1,800	17,763	488	17,724
Net income (loss)	(78,508)	(37,140)	(177,169)	(659,883)
Net (income) loss attributable to noncontrolling interest	50	19	646	86
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(78,458)	$(37,121)	$(176,523)	$(659,797)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.42)	$(0.20)	$(0.95)	$(3.52)

Weighted average shares used in computing basic and diluted net income (loss) per share	185,516	187,675	186,130	187,383

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2019	December 31, 2018
Cash and cash equivalents	$241,391	$398,267
Marketable securities	49,790	14,855
Restricted cash	33,305	27,683
Accounts receivable, net	140,661	133,905
Assets held for sale	60,404	93,117
Prepaid expenses and other current assets, net	102,949	106,189
Total current assets	628,500	774,016
Property, plant and equipment and leasehold intangibles, net	5,185,681	5,275,427
Operating lease right-of-use assets	1,221,578	—
Other assets, net	338,444	417,817
Total assets	$7,374,203	$6,467,260

Current liabilities	$1,058,060	$773,331
Long-term debt, less current portion	3,228,606	3,345,754
Financing lease obligations, less current portion	795,198	851,341
Operating lease obligations, less current portion	1,319,758	—
Other liabilities	178,785	478,421
Total liabilities	6,580,407	5,448,847
Total Brookdale Senior Living Inc. stockholders' equity	788,366	1,018,903
Noncontrolling interest	5,430	(490)
Total equity	793,796	1,018,413
Total liabilities and equity	$7,374,203	$6,467,260

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in thousands)	2019	2018
Cash Flows from Operating Activities
Net income (loss)	$(177,169)	$(659,883)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Debt modification and extinguishment costs	5,194	77
Depreciation and amortization, net	287,382	348,464
Goodwill and asset impairment	6,254	451,966
Equity in (earnings) loss of unconsolidated ventures	3,574	6,907
Distributions from unconsolidated ventures from cumulative share of net earnings	2,388	2,159
Amortization of deferred gain	—	(3,269)
Amortization of entrance fees	(1,172)	(1,220)
Proceeds from deferred entrance fee revenue	2,902	2,507
Deferred income tax (benefit) provision	(1,216)	(19,180)
Operating lease expense adjustment	(13,626)	(14,656)
Change in fair value of derivatives	212	153
Loss (gain) on sale of assets, net	(2,723)	(76,586)
Loss (gain) on facility lease termination and modification, net	2,006	135,760
Non-cash stock-based compensation expense	18,315	20,710
Non-cash interest expense on financing lease obligations	—	9,151
Non-cash management contract termination gain	(640)	(5,649)
Other	(7,173)	(154)
Changes in operating assets and liabilities:
Accounts receivable, net	(6,756)	(1,127)
Prepaid expenses and other assets, net	50,387	28,118
Prepaid insurance premiums financed with notes payable	(5,875)	(6,244)
Trade accounts payable and accrued expenses	(21,970)	(9,661)
Refundable fees and deferred revenue	(24,007)	(4,239)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	12,043	—
Operating lease assets and liabilities for lease termination	—	(33,596)
Net cash provided by (used in) operating activities	128,330	170,508
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	(430)	(664)
Purchase of marketable securities	(137,786)	—
Sale of marketable securities	104,000	293,273
Capital expenditures, net of related payables	(206,385)	(169,349)
Acquisition of assets, net of related payables and cash received	(453)	(271,771)
Investment in unconsolidated ventures	(4,294)	(8,946)
Distributions received from unconsolidated ventures	7,454	10,782
Proceeds from sale of assets, net	53,430	131,912
Proceeds from notes receivable	34,109	1,580
Property insurance proceeds	—	156
Net cash provided by (used in) investing activities	(150,355)	(13,027)
Cash Flows from Financing Activities
Proceeds from debt	318,491	279,919
Repayment of debt and financing lease obligations	(404,152)	(501,946)
Proceeds from line of credit	—	200,000

Repayment of line of credit	—	(200,000)
Purchase of treasury stock, net of related payables	(18,401)	—
Payment of financing costs, net of related payables	(6,357)	(3,341)
Proceeds from refundable entrance fees, net of refunds	—	(316)
Payments for lease termination	—	(12,548)
Payments of employee taxes for withheld shares	(3,242)	(2,844)
Other	827	1,147
Net cash provided by (used in) financing activities	(112,834)	(239,929)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(134,859)	(82,448)
Cash, cash equivalents, and restricted cash at beginning of period	450,218	282,546
Cash, cash equivalents, and restricted cash at end of period	$315,359	$200,098

Reconciliations of Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. GAAP. Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations included below of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility lease termination and modification, operating lease expense adjustment, amortization of deferred gain, change in future service obligation, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, the Company’s assessment of options and alternatives to enhance stockholder value, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance and retention costs. During the first quarter of 2019, the Company modified its definition of Adjusted EBITDA to exclude transaction and organizational restructuring costs, and amounts for all periods herein reflect application of the modified definition.

The Company’s proportionate share of Adjusted EBITDA of unconsolidated ventures is calculated based on its equity ownership percentage and in a manner consistent with the Company’s definition of Adjusted EBITDA for its consolidated entities. The Company’s investments in unconsolidated ventures are accounted for under the equity method of accounting and, therefore, the Company’s proportionate share of Adjusted EBITDA of unconsolidated ventures does not represent the Company’s equity in earnings or loss of unconsolidated ventures on its consolidated statement of operations.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry. The Company believes that presentation of its proportionate share of Adjusted EBITDA of unconsolidated ventures is useful to investors for similar reasons with respect to the unconsolidated ventures.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets or facility lease termination and modification, debt modification and extinguishment costs, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from its net income (loss).

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$(78,508)	$(37,140)	$(177,169)	$(659,883)
Provision (benefit) for income taxes	(1,800)	(17,763)	(488)	(17,724)
Equity in (earnings) loss of unconsolidated ventures	2,057	1,340	3,574	6,907
Debt modification and extinguishment costs	2,455	33	5,194	77
Loss (gain) on sale of assets, net	(579)	(9,833)	(2,723)	(76,586)
Other non-operating (income) loss	(3,763)	17	(9,950)	(8,074)
Interest expense	62,078	68,626	188,271	215,067
Interest income	(2,162)	(1,654)	(8,059)	(7,578)
Income (loss) from operations	(20,222)	3,626	(1,350)	(547,794)
Depreciation and amortization	93,550	110,980	284,462	341,351
Goodwill and asset impairment	2,094	5,500	6,254	451,966
Loss (gain) on facility lease termination and modification, net	—	2,337	2,006	148,804
Operating lease expense adjustment	(4,814)	(2,487)	(13,626)	(14,656)
Amortization of deferred gain	—	(1,090)	—	(3,269)
Non-cash stock-based compensation expense	5,929	6,035	18,315	20,710
Transaction and organizational restructuring costs	3,910	3,221	5,005	25,383
Adjusted EBITDA(1)	$80,447	$128,122	$301,066	$422,495

(1) Adoption of the new lease accounting standard effective January 1, 2019 will have a non-recurring impact on the Company’s full-year 2019 Adjusted EBITDA. Adjusted EBITDA for the three and nine months ended September 30, 2019 includes a negative net impact of approximately $6.0 million and $19.0 million, respectively, from such adoption.

The table below reconciles the Company's proportionate share of Adjusted EBITDA of unconsolidated ventures from net income (loss) of such unconsolidated ventures. For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of the Company's unconsolidated ventures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$(4,156)	$(6,674)	$(7,189)	$(42,753)
Provision (benefit) for income taxes	18	64	65	507
Debt modification and extinguishment costs	—	13	21	131
Loss (gain) on sale of assets, net	23	—	—	2,837
Other non-operating (income) loss	78	(5)	78	(1,875)
Interest expense	7,042	12,849	21,770	62,858
Interest income	(897)	(830)	(2,574)	(2,416)
Income (loss) from operations	2,108	5,417	12,171	19,289
Depreciation and amortization	17,108	22,135	50,937	123,257
Asset impairment	—	63	302	336
Operating lease expense adjustment	—	—	—	8
Adjusted EBITDA of unconsolidated ventures	$19,216	$27,615	$63,410	$142,890

Brookdale's proportionate share of Adjusted EBITDA of unconsolidated ventures	$9,800	$11,280	$31,997	$42,140

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease liability for lease termination and modification, cash paid/received for gain/loss on facility lease termination and modification, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: Non-Development Capital Expenditures and payment of financing lease obligations. Non-Development Capital Expenditures is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-Development Capital Expenditures does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including the Company’s Program Max initiative, and the development of new communities. During the first quarter of 2019, the Company modified its definition of Adjusted Free Cash Flow to no longer adjust net cash provided by (used in) operating activities for changes in working capital items other than prepaid insurance premiums financed with notes payable and lease liability for lease termination and modification, and amounts for all periods herein reflect application of the modified definition.

The Company’s proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on the Company’s equity ownership percentage and in a manner consistent with the Company’s definition of Adjusted Free Cash Flow for its consolidated entities. The Company’s investments in its unconsolidated ventures are accounted for under the equity method of accounting and, therefore, the Company’s proportionate share of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to the Company’s consolidated business except to the extent it is distributed to the Company.

The Company believes that presentation of Adjusted Free Cash flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; (ii) it is used as a metric in the Company’s performance-based compensation programs; and (iii) it provides an indicator to management to determine if adjustments to current spending decisions are needed. The Company believes that presentation of its proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is useful to investors for similar reasons with respect to the unconsolidated ventures and, to the extent such cash is not distributed to the Company, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, or other corporate uses by such ventures, and such uses reduce the Company’s potential need to make capital contributions to the ventures of the Company’s proportionate share of cash needed for such items.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination and modification generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of Non-Development Capital Expenditures, limits the usefulness of the measure for short-term comparisons. In addition, the Company’s proportionate share of Adjusted Free Cash Flow of unconsolidated ventures has material limitations as a liquidity measure because it does not represent cash available directly for use by the Company’s consolidated business except to the extent actually distributed to the Company, and the Company does not have control, or the Company shares control in determining, the timing and amount of distributions from the Company’s unconsolidated ventures and, therefore, the Company may never receive such cash.

The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by (used in) operating activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$69,211	$71,924	$128,330	$170,508
Net cash provided by (used in) investing activities	(70,056)	(24,539)	(150,355)	(13,027)
Net cash provided by (used in) financing activities	(8,755)	(37,949)	(112,834)	(239,929)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(9,600)	$9,436	$(134,859)	$(82,448)

Net cash provided by (used in) operating activities	$69,211	$71,924	$128,330	$170,508
Distributions from unconsolidated ventures from cumulative share of net earnings	(858)	(1,012)	(2,388)	(2,159)
Changes in prepaid insurance premiums financed with notes payable	(6,215)	(6,181)	5,875	6,244
Changes in operating lease liability related to lease termination	—	—	—	33,596
Cash paid for loss on facility operating lease termination and modification, net	—	—	—	13,044
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(11,043)	—	(12,043)	—
Non-development capital expenditures, net	(59,121)	(41,275)	(180,187)	(130,692)
Property insurance proceeds	—	—	—	156
Payment of financing lease obligations	(5,549)	(13,370)	(16,502)	(53,271)
Proceeds from refundable entrance fees, net of refunds	—	(368)	—	(316)
Adjusted Free Cash Flow (1)	$(13,575)	$9,718	$(76,915)	$37,110

(1) The calculation of Adjusted Free Cash Flow includes transaction costs of $3.9 million and $5.0 million for the three and nine months ended September 30, 2019, respectively, and transaction and organizational restructuring costs of $3.2 million and $25.4 million for the three and nine months ended September 30, 2018, respectively.

The table below reconciles the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by (used in) operating activities of such unconsolidated ventures. For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of the Company's unconsolidated ventures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$29,397	$24,497	$84,778	$122,269
Net cash provided by (used in) investing activities	(12,097)	(14,623)	(29,527)	(45,011)
Net cash provided by (used in) financing activities	(14,538)	(9,702)	(39,775)	(62,361)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$2,762	$172	$15,476	$14,897

Net cash provided by (used in) operating activities	$29,397	$24,497	$84,778	$122,269
Non-development capital expenditures, net	(11,993)	(14,822)	(29,674)	(53,750)
Property insurance proceeds	—	—	—	1,535
Proceeds from refundable entrance fees, net of refunds	(5,763)	(2,500)	(19,396)	(12,535)
Adjusted Free Cash Flow of unconsolidated ventures	$11,641	$7,175	$35,708	$57,519

Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$5,938	$4,618	$18,280	$20,004

CONTACT: Kathy MacDonald, SVP Investor Relations ● 615-505-1968 ● email: Kathy.MacDonald@brookdale.com